EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-158097 on Form S-3 and Registration Statement No. 333-144315 on Form S-8 of our report dated March 11, 2009 related to the consolidated financial statements of Market Hub Partners Holding as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, appearing in this Annual Report on Form 10-K/A of Spectra Energy Partners, LP for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Houston, Texas

May 14, 2009